Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 21, 2020, relating to the consolidated financial statements of OSI Systems, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Codification Topic No. 842), and the effectiveness of internal control over financial reporting of OSI Systems, Inc., which appears in its Annual Report on Form 10-K for the year ended June 30, 2020.

/s/ Moss Adams LLP

Los Angeles, California
January 29, 2021